Page 51

                   MIDLANTIC CORPORATION
                  EXECUTIVE SEVERANCE PLAN

             (Adopted by Executive Compensation
              Committee on September 21, 1994)

The following is the Midlantic Corporation Executive
Severance Plan:

                          PREAMBLE
                          ________

The Executive Compensation Committee of the Board of
Directors of Midlantic Corporation has determined that:

     It is in the best interests of Midlantic and its shareholders to enhance the ability to attract and retain key members of management;

     It is in the best interests of Midlantic and its shareholders to provide compensation arrangements that will tend to eliminate distractions to certain key executives related to personal uncertainties and risks arising out of termination of employment on and after a change in control of Midlantic; and

     It is in the best interests of Midlantic and its shareholders to provide the compensation arrangements in the Plan for certain key executives of the Company to recognize the value to the Company and its shareholders of the services such executives have provided to Midlantic and are expected in the future to provide to the Company.

1.   Definitions
     ___________
Exhibit A contains definitions of certain terms for purposes of the Plan.

2.   Participation
     _____________
(a) The Committee shall from time to time select the key executives of the Company or Subsidiaries who shall participate in the Plan. An executive so selected shall be provided with a Notice of Participation, signed by the Chief Executive Officer of the Company.
     The Notice of Participation shall describe all determinations made by the Committee under the Plan with respect to the executive and shall contain such other provisions not inconsistent with the Plan as the Committee shall determine.

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(b)  An executive shall become a Participating Executive
     upon the executive's execution and delivery of a copy of the Notice of Participation, and shall remain a Participating Executive for the period indicated in the Notice of Participation, provided, however, that
                              --------
     termination of an executive's status as a Participating Executive shall not affect the Company's obligations under the Plan to the Participating Executive after a termination of employment which shall occur during the Severance Protection Period.

3.   The Committee
     _____________

The Committee shall have the sole authority to make all determinations with respect to participation in the Plan and to make such other determinations as are expressly contemplated by the Plan.

4.   Participating Executive Agreements
     __________________________________

As a condition to participation in the Plan:

(a)  A Participating Executive shall agree to the following:

     During the period of participation in the Plan and for two years after the termination of the Participating Executive's employment with the
     Company and/or Subsidiaries, the Participating
     Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a Subsidiary or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Participating Executive of his or her duties as an executive of the Company or a Subsidiary, any material confidential information obtained by the Participating Executive while in the employ of the Company or any Subsidiary with respect to any of the Company's or any Subsidiary's products, customers, methods or future plans, the disclosure of which the Participating Executive knows will be materially damaging to the Company or the Subsidiary; provided, however, that, for the purposes of the Plan, "confidential information" does not include (i) any information known generally to the public (other than as a result of unauthorized disclosure by or at the direction of the Participating Executive), (ii) any information which becomes available to the Participating
     Executive after termination of employment from a source not believed by the Participating Executive to be bound by any obligation of confidentiality

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     to the Company or a Subsidiary or (iii) any
     information of a type not otherwise generally considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. This confidentiality obligation is in addition to and not in lieu of any other obligation of confidentiality the Participating Executive may have under any other agreement, plan, common law, statute or otherwise.

(b) a Participating Executive shall agree to all of the other obligations that he or she would have as a Participating Executive under the Plan.

5.   Severance Protection Period
     ___________________________

The Committee shall determine the period of time on and after the date a Change in Control shall have occurred during which termination of a Participating Executive's employment would entitle him or her to receive Severance Benefits under the Plan, provided, however, that the Severance Protection Period shall include a period of not more than three years after any Change in Control that shall have occurred during the Participating Executive's participation in the Plan. The Committee's determination shall be indicated in the Notice of Participation.

6.   Severance Benefits
     __________________

If a Participating Executive's employment with the Designated Employer is terminated during the Severance
Protection Period by the Designated Employer other than by reason of the Participating Executive's death, Disability, Retirement or for Cause

                             or

if a Participating Executive shall terminate his or her employment for Good Reason,

then, subject to Paragraph 7 of the Plan:

(a)  The Company shall pay the Participating Executive Base
     Salary through the Date of Termination.

(b) As compensation for services rendered to Midlantic, the Company shall pay the Participating Executive an amount equal to two times Base Salary in equal monthly installments over a period of 24 consecutive months following the Date of Termination, commencing with the first calendar month after the Date of Termination.

(c) The Company shall pay to the Participating Executive a lump sum amount equal to the sum of (i) any Incentive

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     Compensation which has been allocated or awarded to the
     Participating Executive but which has not yet been paid, (ii) a pro rata portion of the Participating Executive's Incentive Compensation (determined by multiplying such Incentive Compensation by a fraction, the numerator of which is the number of days the Participating Executive is employed by the Designated Employer in the calendar year in which the Participating Executive's Date of Termination occurs and the denominator of which is 365); and (iii) the amount of all cash awards and deferred cash compensation (other than such compensation deferred at the election of the Participating Executive) payable but not theretofore paid to the Participating
     Executive, assuming all conditions precedent to such payments shall have been met as of the date the Notice of Termination is given.

(d) For a period of two years after the Date of Termination, the Company shall provide the Participating Executive with life insurance and health benefits substantially similar to those which the Participating Executive shall be receiving immediately prior to the date a Change in Control shall have occurred. The Company may, in its discretion, satisfy its obligation to provide coverage pursuant to this subparagraph (d) by purchasing an individual or group insurance policy covering the Participating Executive. The Participating Executive agrees to apply for any such individual or group policy as directed by the Company and to cooperate with the Company in its efforts to obtain such a policy, including submitting to any physical examination which may be a prerequisite to the issuance of a policy. To the extent a purchase of an individual or group policy is not made or to the extent the individual or group policy does not provide substantially similar benefits, the Company will otherwise meet its obligation to provide substantially similar benefits by whatever other method it may select.

(e) The Participating Executive will be entitled to receive Adjusted Retirement Benefits from the Company in order to provide the Participating Executive with approximately the same total retirement benefits the Participating Executive would have received under all retirement plans of the Company and Subsidiaries in which the Participating Executive participates as if the Participating Executive were fully vested under such retirement plans and had continued in the employ of the Company or a Subsidiary for twenty four months following the Date of Termination or until his or her Retirement, if earlier. Adjusted Retirement Benefits will be provided on an unfunded basis, are not intended


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     to meet the qualification requirements of Section 401
     of the Internal Revenue Code, shall be payable solely from the general assets of the Company and shall be payable at the times and in the manner that pension benefits are generally payable under the applicable retirement plans, disregarding any amendment(s) to such retirement plans occurring after a Change in Control shall have occurred, if such amendment(s) adversely affect the Participating Executive.

(f) The payments provided for in subparagraph (b) shall be made not later than the fifth day of the month when due; the payment provided for in subparagraph (c) shall be made not later than the fifth day following the Date of Termination.

(g) In the event that any Severance Benefits are not paid or provided, when due, the Company shall also pay Interest to the Participating Executive Interest on the overdue amount (or on the amount expended by the Participating Executive to purchase a Severance Benefit not provided).

(h) The Participating Executive shall not be required to mitigate the amount of any Severance Benefit by seeking other employment or otherwise, nor shall the amount of any Severance Benefit be reduced by any compensation earned by the Participating Executive as the result of employment by another employer after the Date of Termination, or otherwise.

7.   Reduction of Severance Benefits
     _______________________________

The Severance Benefits shall be subject to reduction as follows:

(a) The amount of Severance Benefits payable under Paragraph 6(b) shall be reduced on a dollar for dollar basis by the cash amount actually paid to the Participating Executive with respect to termination of employment under the Midlantic Severance Pay Policy. Any cash amount so received shall reduce the amounts payable under Paragraph 6(b) in the order in which they are payable.

(b) If the Participating Executive shall at any time within 24 months after the Date of Termination be engaged in Covered Employment, the Participating Executive shall promptly provide notice of such Covered Employment to the Company (including the date the Participating Executive became engaged in such Covered Employment) and the Company's obligation to make monthly payments under Paragraph 6(b) shall immediately cease as of the date the Participating Executive became so engaged; in

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     lieu of any further such monthly payments to the
     Participating Executive under Paragraph 6(b), the Company shall pay the Executive a lump sum payment equal to 50% of the aggregate amount of the payments so subject to cessation (subject to a maximum lump sum payment of $1,000,000) reduced by any monthly payments under Paragraph 6(b) made after the date the Participating Executive became engaged in such Covered Employment; such lump sum payment shall be made within 30 days after the date the Company receives notice of such Covered Employment.

(c) Health benefits to be provided to a Participating Executive pursuant to Paragraph 6(d) of the Plan shall be terminated or reduced, to the extent that the Participating Executive receives Alternate Health Coverage, as follows: If the Alternate Health Coverage is comparable or superior to the coverage to be provided pursuant to Paragraph 6(b), the Company's obligation to provide health benefits shall terminate. Otherwise, to the extent not inconsistent with law, health benefits provided under Paragraph 6(d) shall be secondary to any Alternate Health Coverage received by the Participating Executive. Life insurance benefits provided to a Participating Executive pursuant to Paragraph 6(d) shall be reduced to the extent comparable life insurance benefits are received by the Participating Executive in connection with subsequent employment. The Participating Executive shall give notice to the Company of any Alternative Health Coverage or any life insurance benefits actually received by him or her.

(d) If a Participating Executive (or any other person or entity on behalf of the Participating Executive) shall have received or shall be entitled to receive "payments in the nature of compensation" treated as "parachute payments", within the meaning of Section 280G of the Internal Revenue Code (whether such payments in the nature of compensation are payable under the Plan or otherwise), the Severance Benefits (but not, unless otherwise agreed or waived by the Participating Executive, other payments in the nature of compensation) shall be reduced to the extent required to cause the Participating Executive not to be receiving Severance Benefits that would not be deductible under Section 280G of the Internal Revenue Code, subject to the following:

          (i) Notwithstanding anything in the Plan to the contrary, the Severance Benefit referred to in Paragraph 6(b) of the Plan shall not be reduced to less than an amount equal to one times Base Salary payable in equal monthly installments over a


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          period of 12 months following the Date of
          Termination, less cash amounts actually paid to the Participating Executive with respect to termination of employment under the Midlantic
          Severance Pay Policy as contemplated under subparagraph (a) of this Paragraph 7.

          (ii) The terms "reduce" and "reduction" as used in this subparagraph (d) shall include, but shall not be limited to, elimination of, reduction in, and extension of the date(s) of payment of, the Severance Benefit.

          (iii)     The Company shall determine which
          Severance Benefit(s) shall be reduced to effect the reduction contemplated by this Subsection (d), but only after (A) giving effect to the effective waiver by the Participating Executive of receipt or enjoyment of a payment in the nature of compensation within the meaning of Section 280G, and (b) giving the Participating Executive a reasonable opportunity to request a method of reduction, and good faith consideration by the Company of compliance with any such request.

          (iv) If Severance Benefits are reduced to a Participating Executive under this subparagraph
          (d), and Severance Benefits are also reduced or terminated pursuant to subparagraphs (b) or (c) of this Paragraph 7, the Company shall pay to the Participating Executive the lesser of (A) the amount of such decrease in the Severance Benefit under subparagraphs (b) or (c) or (B) the maximum amount which can be paid to the Participating Executive without being, or causing any other payment to be, not deductible under Section 280G of the Internal Revenue Code; such amount shall be paid to the Participating Executive on or before the 15th day after the Participating Executive shall have given the notice required under subparagraph (b) or (c), whichever is applicable.

          (v)       If the amount of any reduction of
          Severance Benefits as provided in this
          subparagraph (d) cannot be finally determined on or before the date such Severance Benefit is to be provided under the Plan, the Company shall pay the Participating Executive on such date an estimate of the minimum amount of such Severance Benefit which the Company in good faith has determined would not be so subject to reduction and shall provide the remainder of such Severance Benefit (together with Interest from the date such Severance Benefit would otherwise have been due)


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          as soon as the amount thereof can be determined,
          but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimate so provided exceeds the Severance Benefit subsequently determined to have been due, such excess shall constitute a loan by the Company to the Participating Executive, payable on the 10th day after demand by the Company (together with Interest from the date such estimated Severance Benefit was provided to the Participating Executive).

          (vi) If a Participating Executive's Severance Benefits are reduced under this subparagraph (d), the Company, promptly after it has made a calculation of the amount of the estimated or final reduction, shall provide to the Participating Executive a statement of the basis for such reduction which identifies in reasonable detail the Participating Executive's parachute payments (within the meaning of Section 280G of the Internal Revenue Code) and which includes a calculation in reasonable detail of the amount and basis of the reduction; if a payment is due to or from the Participating Executive under subparagraph (d)(iv), such payment shall be accompanied by a calculation in reasonable detail of the basis for such payment.

          (vii) Notwithstanding subparagraph (d)(iii) of this Paragraph 7, if the Participating Executive provides to the Company a reasoned opinion of legal counsel who is reasonably acceptable to the Company's independent auditors that all or any portion of the amount of Severance Benefits or other payments under this Plan are likely to be deductible under Section 280G of the Internal Revenue Code, the Company shall not reduce the Severance Benefits by any amount which such legal counsel so opines is so deductible and shall pay or provide such amount to the Participating Executive, when due, or within 5 days after the receipt of such legal opinion, whichever is later. In the event it is ultimately determined by a court of competent jurisdiction or in a compromise, settlement or other final resolution of a proceeding which shall bind the Participating Executive pursuant to Paragraph 11 of the Plan, that all or any portion of the Severance Benefit which is not so reduced is not deductible, the Participating Executive shall pay the amount which is not so deductible to the Company (together with Interest from the date such amount(s) was paid to the Participating Executive).


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8.   Additional Payments to a Participating Executive in
     ___________________________________________________
Certain Circumstances
_____________________

If after giving effect to Paragraph 7 of the Plan, as a result of the payment to the Participating Executive of any Severance Benefit, any amount under this Paragraph 8, or any amount pending resolution of a Dispute, the Participating Executive shall be obligated to pay any excise tax under
Section 4999 of the Internal Revenue Code, or any similar federal, state or local tax law, the Company shall pay to the Participating Executive within ten days after a written demand therefore, the amount of such excise tax (whether such excise tax is payable with respect to the Severance Benefit, any amount under this Paragraph 8, any amount paid pending resolution of a Dispute, or otherwise), plus the amount of all federal, state and local income taxes payable on such excise tax(es) and on such income taxes, applying the Participating Executive's marginal income tax rates.
If, as a result of the operation of subparagraphs (d)(iv) or
(d)(v) of Paragraph 7 or of subparagraph (c) of Paragraph 9, the Participating Executive shall become entitled to a refund of any excise taxes, or income taxes payable with respect to such excise taxes (or income taxes on such income taxes), the Participating Executive shall pay, within 10 days after receipt of such refund, the amount of such refund to the Company (together with Interest from the date of receipt of such refund).

9.   Notice of Termination and Disputes
     __________________________________

(a) Any purported termination of employment of a Participating Executive by a Designated Employer by reason of Disability or for Cause, or by a Participating Executive for Good Reason shall be communicated by written Notice of Termination to the other party. A Notice of Termination shall state the date the Participating Executive's employment is to be terminated, the specific basis for termination and the facts and circumstances claimed to support such basis
     (set forth in reasonable detail).  A Participating
     Executive shall be entitled to give a Notice of Termination that his or her employment is being terminated for Good Reason at any time not later than eighteen months after any occurrence of an event alleged to constitute Good Reason.

(b) If there shall be a Dispute as to the basis for the Participating Executive's termination, until the Dispute is finally determined or until the Participating Executive shall be engaged in Covered Employment, whichever is earlier, the Company shall pay the Participating Executive Base Salary and to provide the Participating Executive with the same or

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     substantially comparable welfare benefits and
     perquisites (including participation in the Company's or a Subsidiary's retirement plans, profit sharing plans, incentive plans, stock option plans and stock and cash award plans) that the Participating Executive was paid or provided immediately prior to the date
     Notice of Termination was given.

(c) Should a Dispute ultimately be determined in favor of the Designated Employer, (i) all cash amounts paid by the Company or a Subsidiary to the Participating Executive under subparagraph (b) of this Paragraph 9 from the date of termination specified in the Notice of Termination until the obligation of the Company under subparagraph (b) shall have terminated shall be repaid promptly by the Participating Executive to the Company (with Interest from the date received by the Participating Executive), (ii) all stock options, stock awards and rights granted to the Participating Executive pursuant to subparagraph (b) of this Paragraph 9 shall be cancelled or returned to the Company and (iii) no service as an employee shall be credited to the Participating Executive for such period for pension purposes. The Participating Executive shall not be obligated to pay the Company or a Subsidiary the cost of providing the Participating Executive with other welfare benefits and perquisites for such period unless the final judgment, order or decree of a court or other body resolving the Dispute determines that the Participating Executive acted in bad faith in giving a notice of Dispute.

(d) Should a Dispute ultimately be determined in favor of the Participating Executive, (i) the Participating Executive shall be entitled to retain all cash amounts, welfare benefits and perquisites paid to the Participating Executive under subparagraph (b) of this Paragraph 9 pending resolution of the Dispute and shall be entitled to receive the Severance Benefits and other payments or benefits to which he or she is entitled under the Plan.

10.  Reimbursement of Legal Fees
     ___________________________

The Company shall pay to a Participating Executive the amount of Termination Related Legal Fees, subject to the following:

(a) The Company shall pay all Termination Related Legal Fees incurred by the Participating Executive (i) in connection with a Dispute, or (ii) in seeking to obtain any amount or benefit under the Plan which the Participating Executive in good faith shall believe the Company has not paid or provided, or shall not be

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     intending to pay or provide, when due (including,
     without limitation, any amount payable to the Participating Executive under subparagraph (d)(vii) of Paragraph 7), (iii) in seeking to enforce or obtain any right under the Plan which the Participating Executive in good faith shall believe he or she has under the Plan or the Notice of Participation but which the Company has not provided or is not intending to provide, (iv) in seeking to enforce any other obligation which the Participating Executive in good faith shall believe the Company has to the Participating Executive under the Plan or the Notice of Participation or (v) in monitoring and understanding the legal issues raised in any proceeding of the type referred to in Paragraph 11 and the status of such proceeding. Such Termination Related Legal Fees shall be paid by the Company whether or not the Participating Executive shall have commenced litigation or any other proceedings.

(b)  The Company's aggregate obligation for all Termination
     Related Legal Fees other than those referred to in subparagraph (a) of this Paragraph 10 shall be limited to $5,000.

(c) Notwithstanding the foregoing, the Company shall have no obligation under this Paragraph 10 if it shall be determined by final judgment, order or decree of a court of competent jurisdiction that Termination
     Related Legal Fees were incurred in a proceeding brought in bad faith by or on behalf of the Participating Executive.

11.  Certain Tax Matters.
     ____________________

The Participating Executive and the Company shall each promptly notify the other upon receipt of a notice of the institution of a judicial or administrative proceeding, whether formal or informal (including an audit), in which the federal or state tax treatment of, deductibility of, or excise or income tax paid or payable with respect to, any amount paid or payable under the Plan is being reviewed or is in dispute. The Company will assume control at its sole expense over all legal matters pertaining to such proceeding. The Participating Executive shall cooperate fully with the Company in any such proceeding and the Company shall keep the Participating Executive fully informed about such proceeding and the issues raised therein (inasmuch as they relate to such tax treatment, deductibility or tax paid or payable). The Participating Executive shall not enter into any compromise or settlement, or otherwise prejudice any rights the Company may have, in connection with such proceeding, without the prior consent of the Company. The Participating Executive shall not be

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bound by, nor shall any payments or benefits provided under the Plan be affected by, any final resolution of such proceeding (whether by compromise, settlement or otherwise), unless (i) the Participating Executive shall have consented thereto or (ii) the Company shall have diligently provided a defense in such a proceeding to all claims in connection with amounts paid or payable under the Plan, including diligently pursuing and exhausting all appeals except appeals on such issues which in the opinion of legal counsel to the Company reasonably acceptable to the Participating Executive, would be frivolous.

12.  Additional Provisions
     _____________________

(a) The Company's obligation to pay and provide the Participating Executive the Severance Benefits and other payments or benefits under the Plan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participating Executive or anyone else.

(b) All amounts payable by the Company hereunder shall be due without notice or demand.

(c) Except as provided in Paragraphs 7 and 9 of this Plan, each and every Severance Benefit or other payment made under the Plan by the Company shall be final and the Company will not seek to recover for any reason all or any part of such Severance Benefit or payment from the Participating Executive or any other person entitled to receive such Severance Benefit or payment.

(d) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, but excluding a successor in a transaction pursuant to which the Federal Deposit Insurance Corporation provides assistance under Section 13 of the Federal Deposit Insurance Act) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Participating Executive, to expressly assume and agree to perform all of the Company's obligations to the Participating Executive under the Plan.

(e) The obligations of the Company under the Plan to a Participating Executive shall inure to the benefit of, and be enforceable by, the Participating Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participating Executive should die while any amounts remain payable to the Participating Executive under the Plan, all such

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     amounts, unless otherwise provided herein, shall be
     paid in accordance with the terms of the Plan to the Participating Executive's designee or, if the Participating Executive or his or her legal representative executor or administrator shall not have given notice to the Company of such designee, to the Participating Executive's estate. Subject to the foregoing, the rights of the Participating Executive under the Plan shall not be assignable.

(f) Nothing in the Plan or a Notice of Participation shall be deemed to entitle a Participating Executive to continued employment with the Company or a Subsidiary, and the rights of the Company or a Subsidiary to terminate the employment of the Participating Executive shall continue as fully as though this Plan were not in effect.

(g) For purposes of the Plan and a Notice of Participation, notices and all other communications provided for in the Plan or in the Notice of Participation shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as provided in the Notice of Participation; provided, that notices given to effect a change of address shall be deemed given only when received.

(h) No waiver by the Company, the Participating Executive or the Designated Employer of any breach by any other party of, or compliance with, any condition or provision of the Plan or the Notice of Participation shall be effective unless in writing nor shall such a waiver be deemed a waiver at any other time of the same provision or condition or at any time of any other provision or condition.

(i) The rights provided to the Participating Executive in the Plan are in addition to, and not in lieu of, any other rights in any plan providing for payments to or benefits for the Participating Executive or in any agreement now existing, or which hereafter may be entered into, between the Company and the Participating Executive.

(j) The validity, interpretation, construction and performance of the Plan and each Notice of Participation shall be governed by the laws of the State of New Jersey.

(k) All amounts due and benefits provided under the Plan shall constitute general obligations of the Company.
     The Participating Executive shall have only an



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     unsecured right to payment thereof out of the general
     assets of the Company.

(l) The invalidity or unenforceability of any provisions of the Plan or a Notice of Participation shall not affect the validity or enforceability of any other provision of the Plan or of a Notice of Participation. Any provision in the Plan or a Notice of Participation which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(m) All Severance Benefits and other payments and benefits provided for in the Plan shall be provided net of any applicable withholding required under any federal, state or local law.

(n) The Company shall be deemed to be the named fiduciary under ERISA for the purposes of the Plan.

13.  Amendment, Suspension and Termination of the Plan
     _________________________________________________
The Plan may be amended, suspended or discontinued at any time by resolution approved by the Committee and reflected in its minutes, but any such amendment, suspension or discontinuance which shall adversely affect any rights of a Participating Executive shall not be effective as to such Participating Executive without his or her express written consent. In the absence of such consent, notwithstanding anything in the Plan or the Participating Executive's Notice of Participation to the contrary, all references to the Plan in the Participating Executive's Notice of Participation shall be deemed to be references to the Plan without giving effect to such amendment, suspension or discontinuance.

                         Exhibit A

                   Midlantic Corporation

                  Executive Severance Plan

                        Definitions



The following terms shall have the following meanings for

the purposes of the Plan:



"Adjusted Retirement Benefit" means the amount payable to the
- -----------------------------
Participating Executive or his or her beneficiaries which is equal to the excess of (1) the benefits that would be paid to the Participating Executive or his or her beneficiaries, under all retirement plans of the Company and Subsidiaries in which the Participating Executive shall have participated at the

date a Change in Control shall have occurred, assuming (A) the

Participating Executive were fully vested under such

retirement plans, (B) the twenty- four (24) month period (or the period until Retirement, if less) following the Date of

Termination were added to credited service under such

retirement plans, (C) such retirement plans were not amended after the date a Change in Control occurs in a way that

adversely affects the Participating Executive, and (D) the

Participating Executive's highest average annual compensation as defined under such retirement plans were calculated as if the Participating Executive were employed by the Company or a

Subsidiary for a twenty-four (24) month period (or the period until Retirement, if earlier) following the Date of

Termination and as if the Participating Executive's

compensation for purposes of such retirement plans during such period were equal to the Participating Executive's Base Salary and Incentive Compensation; over (2) the benefits that are

payable to the Participating Executive or his beneficiaries

under all such retirement plans; Adjusted Retirement Benefits also include all ancillary benefits, such as early retirement and survivor rights and benefits, under such retirement plans,

disregarding any such amendments; for the purposes of the

definition of "Adjusted Retirement Benefits" only, the term

"retirement plans" includes all plans and employment contracts which provide for benefits payable on or following retirement

(including excess benefit or "high hat" plans and any other

plans or employment contracts that provide for the payment of defined benefits on retirement) but do not include the

Midlantic Savings & Investment Plan, or any successor thereto.



"Alternative Health Benefits" means health care coverage
- -----------------------------
received by a Participating Executive after the termination of employment in connection with employment of the Participating

Executive other than by the Company or a Subsidiary, or as a result of medicare entitlement or coverage as a dependant

under a group health plan of the Participating Executive's

spouse.



"Base Salary" means the amount determined by multiplying the
- -------------
Participating Executive's highest bi-weekly or other periodic rate of gross base pay payable to the Participating Executive during the twelve-month period immediately prior to the date a

Change in Control shall have occurred by the number of pay

periods in the calendar year in which such highest rate of

gross base pay was payable to the Participating Executive.

The following items are not part of base pay, as used herein:

reimbursed expenses, any amount paid on account of overtime or holiday work, payment by the Company or a Subsidiary on

account of either insurance premiums or other contributions

made to other welfare or benefit plans, any Incentive

Compensation or other year-end or other bonuses, commissions and gifts.



"Board" means the Board of Directors of the Company.
- -------


"Cause" means:
- -------


     (A) the conviction of the Participating Executive

      for commission of a felony or equivalent offense, or

      the willful commission by the Participating

      Executive of a criminal or other act that in the

      judgment of the Board causes or will probably cause

      substantial economic damage to the Company or a

      Subsidiary or substantial injury to the business

      reputation of the Company or a Subsidiary;

     (B) the commission by the Participating Executive of

      an act of fraud in the performance of such

      Participating Executive's duties on behalf of the

      Company or a Subsidiary;



     (C) the continuing willful failure of the

      Participating Executive to perform his or her duties

      to the Company or a Subsidiary (other than any such

      failure resulting from the Participating Executive's

      incapacity due to physical or mental illness and

      other than termination by the Participating

      Executive of his or her employment for Good Reason

      or based upon an event or circumstance which the

      Participating Executive in good faith believes would

      constitute Good Reason) after written notice thereof

      (specifying the particulars thereof in reasonable

      detail) and a reasonable opportunity to be heard

      and cure such failure are given to the Participating

      Executive by the Committee; or



     (D) the order of a federal or state bank regulatory

      agency or a court of competent jurisdiction

      requiring the termination of the Participating

      Executive's employment.



No act, or failure to act, by the Participating Executive

shall be considered "willful" if the Participating Executive acted or failed to act (i) other than in bad faith and (ii)

other than with a reasonable belief that the action or

failure to act was not in the best interests of the Company

or a Subsidiary.



"Change in Control" means (1) the ownership or acquisition,
- ------------------
directly or indirectly, by any person (as defined below),

other than a trustee or other fiduciary holding securities

under an employee benefit plan of the Company or a Subsidiary,

of beneficial ownership (as determined below) of securities of

Midlantic representing 25% or more of the combined voting

power of Midlantic's then outstanding securities; or (2)

during any period of two consecutive years, a change in

composition of the Board of Directors of Midlantic so that 50%

or less of the members of such Board are Continuing Directors;

or (3) approval by the shareholders of Midlantic (or, if no

such shareholder approval is required, consummation) of a

merger, consolidation, sale or similar transaction of

Midlantic or any Principal Subsidiary with, into or to any

other business entity, or a binding share exchange involving

Midlantic's securities, other than any such transaction under this clause (3) as a result of which the voting securities of

Midlantic outstanding immediately prior thereto continue to

represent at least 75% of the combined voting power of the

voting securities of Midlantic outstanding immediately after such transaction, or (4) approval by the shareholders of

Midlantic of a plan of complete liquidation of Midlantic or of an agreement for the sale or disposition by Midlantic of all or substantially all Midlantic's assets.  A "Change in

Control" shall not include, however, (A) any transaction

pursuant to which the Federal Deposit Insurance Corporation

provides assistance under Section 13 of the Federal Deposit

Insurance Act or (B) any acquisition of an option or warrant to purchase Midlantic voting securities approved by the vote of more than 50% of the Continuing Directors in connection

with a transaction referred to in clause (3) above.  For the purposes of the definition of "Change in Control" only,

"person" shall have the meaning used in Sections 13(d) and

14(d) of the Securities Exchange Act of 1934, as amended, and

"beneficial ownership" shall be determined pursuant to Rule

13d-3 under the Securities Exchange Act of 1934, as amended.



"Committee" means the Executive Compensation Committee of the
- -----------
Board, or such other committee of the Board, however

designated, as shall be duly delegated responsibility with

respect to matters of executive compensation, or if no

committee is so delegated, the Board.



"Company" means Midlantic Corporation, a New Jersey
- ---------
corporation, its successors and assigns and such other

successors to its business and/or assets, as referred to in

Subparagraph (d) of Paragraph 12 of the Plan.

"Continuing Director" means an individual who (1) at the
- ---------------------
beginning of the period for determining whether a Change in

Control shall have occurred, was a member of the Board of

Directors of Midlantic, (2) was elected by such Board of

Directors or (3) was nominated by such Board of Directors for election by Midlantic shareholders, provided, that in the case of clauses (2) and (3), such election or nomination occurred by a vote of at not less than two-thirds (2/3) of the

Continuing Directors.



"Covered Employment" means full-time employment by an employer
- --------------------
or self-employment, provided, that the business of such

employer or self-employed Participating Executive shall have been in existence for more than two years.  A person shall be

"engaged" in Covered Employment at such time as the applicable business shall have been in existence for more than two years.



"Date of Termination" means the date of termination of the
- ---------------------
Participating Executive's employment specified in the Notice of Termination, which shall not be more than ninety (90) days after such Notice of Termination is given, subject to the

following:  If within thirty (30) days after any Notice of

Termination is given, the party who receives such Notice of

Termination notifies the other party in writing that a Dispute exists, the Date of Termination shall be extended to either

the date on which the Dispute is finally determined or the

date the Participating Executive shall be engaged in Covered

Employment, whichever is earlier; provided, that the Date of

Termination shall be extended by a notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such Dispute with reasonable diligence.



"Designated Employer" means the Company, unless otherwise
- ---------------------
indicated in the Notice of Participation.



"Disability" means the Participating Executive's incapacity
- ------------
due to physical or mental illness such that the Participating

Executive shall have become qualified to receive benefits

under the Company's or a Subsidiary's long- term disability

plan, if any.



"Dispute" means (i) in the case of termination of employment
- ---------
of a Participating Executive by the Designated Employer for

Disability or Cause, that the Participating Executive

challenges the existence of Disability or Cause and (ii) in

the case of termination of employment of a Participating

Executive by the Participating Executive for Good Reason, that the Designated Employer challenges the existence of Good

Reason.  A Dispute is "finally determined" when it is resolved by mutual written agreement of the parties or by a final

judgment, order or decree of a court of competent jurisdiction

(the time for appeal therefore having expired and no appeal

having been perfected).

"ERISA" means Employee Retirement Income Security Act of 1974, as amended.



"Good Reason" means:
- -------------


     (i) The assignment to the Participating Executive of

      duties without the Participating Executive's express

      written consent, which (A) are materially different

      or require travel significantly more time consuming

      or extensive than the Participating Executive's

      duties or business travel obligations immediately

      prior to the Change in Control, or (B) result in

      either a significant reduction in the Participating

      Executive's authority and responsibility as a senior

      executive of the Designated Employer when compared

      to the highest level of authority and responsibility

      assigned to the Participating Executive at any time

      during the six (6) month period prior to the Change

      in Control, or, (C) without the Participating

      Executive's express written consent, the removal of

      the Participating Executive from, or any failure to

      reappoint or reelect the Participating Executive to,

      the highest title held at the Designated Employer

      within the six (6) month period prior to the Change

      in Control, except in connection with a termination

      of the Participating Executive's employment for

      Cause, or by reason of the Participating Executive's

      death, Disability or Retirement;



     (ii) A reduction of the Participating Executive's

      Base Salary, or the failure to grant increases in

      the Participating Executive's Base Salary on a basis

      at least substantially comparable to those granted

      to other senior executives of the Company;



     (iii) The Participating Executive being required to

      be based at a location which is more than a

      Reasonable Commuting Distance between the location

      at which the Participating Executive was based

      immediately prior to the Change in Control and the

      Participating Executive's residence (and, if so

      indicated in the Notice of Participation, the

      Participating Executive being required to be based

      anywhere other than the principal office of the

      Company) except for required travel on the Company's

      or a Subsidiary's business to an extent

      substantially consistent with the Participating

      Executive's business travel obligations immediately

      prior to the Change in Control; or in the event of any

      relocation of the Participating Executive with

      the Participating Executive's express written

      consent, the failure by the Company or a Subsidiary

      to pay (or reimburse the Participating Executive

      for) all reasonable moving expenses by the

      Participating Executive relating to a change of

      principal residence in connection with such

      relocation and to indemnify the Participating

      Executive against any loss realized in the sale of

      the Participating Executive's principal residence in

      connection with any such change of residence, all to

      the effect that the Participating Executive shall

      incur no loss upon such sale on an after-tax basis;



     (iv) The failure by the Company or a Subsidiary to

      continue to provide the Participating Executive with

      either (A) substantially the same welfare benefits

      (which for purposes of the Plan shall mean benefits

      under all welfare plans as that term is defined in

      Section 3(1) of ERISA, and perquisites, (which for

      the purposes of the Plan shall include participation

      on a comparable basis in the Company's or a

      Subsidiary's retirement plans (including the

      Midlantic Savings & Investment Plan), incentive

      plans, stock option plans, stock award plans, and

      other plans in which senior executives of the

      Company participate and as were provided to the

      Participating Executive immediately prior to such

      Change in Control), or (B) a package of welfare

      benefits and perquisites, that, taken as a whole, is

      substantially comparable in all material respects to the welfare benefits and perquisites in which senior executives of the Company participate and as were

      provided to the Participating Executive immediately

      prior to such Change in Control; or



     (v) The failure of the Company to obtain the express

      written assumption of and agreement to perform its

      obligations to the Participating Executive under the

      Plan by any successor, as contemplated in

      Subparagraph (d) of Paragraph 12 of the Plan.



"Incentive Compensation" means the total of (1) the amount of
- ------------------------
the cash award paid to the Participating Executive under the

Incentive Plan with respect to the calendar year immediately prior to the date a Change in Control occurs, and (2) the

value, as of the date of grant, of stock awards granted as a short-term incentive in lieu of cash with respect to such

calendar year.



"Incentive Plan" means the Midlantic Annual Incentive and
- ----------------
Bonus Plan, as amended, and any successor plan(s) thereto.



"Interest" means interest determined under Section 1274(d) of
- ----------
the Internal Revenue Code (calculated on a fixed basis on the applicable determination date as if the following were the

term of a debt instrument: the period from the date from which Interest is payable under the Plan to the date payment is actually made).



"Internal Revenue Code" means the Internal Revenue Code of
- -----------------------
1986, as amended, and the regulations thereunder.



"Midlantic" means Midlantic Corporation, a New Jersey
- -----------
corporation, and its successors and assigns prior to a Change in Control having occurred.



"Midlantic Severance Pay Policy" means the Midlantic Severance
- --------------------------------
Pay Policy, as in effect from time to time, or as it may be

amended (or any successor severance plan or policy providing cash severance payments to employees generally).



"Notice of Participation" means the notice provided to a
- -------------------------
Participating Executive under Paragraph 2 of the Plan, as such

Notice of Participation may from time to time be amended with the consent of the Participating Executive.



"Notice of Termination" means the notice given by the
- -----------------------
Designated Employer or the Participating Executive as

contemplated under Paragraph 9 of the Plan.



"Participating Executive" means an executive employed by the
- -------------------------
Company or a Subsidiary who has become a Participating

Executive under Paragraph 2 of the Plan.

"Plan" means the Executive Severance Plan as adopted by the
- ------
Committee on September 21, 1994, as from time to time amended pursuant to the Plan.  The Plan includes the definitions in

this Exhibit A.



"Principal Subsidiary" means Midlantic Bank, National
- ----------------------
Association, its successors and assigns and any other

Subsidiary designated by the Committee as a "Principal

Subsidiary" for the purposes of the Plan.



"Reasonable Commuting Distance" means the greater of (1) 45
- -------------------------------
miles or (2) the distance between the Participating

Executive's residence and the location at which the

Participating Executive was based immediately prior to the

Change in Control of the Company.



"Retirement" means that the Participating Executive shall have
- ------------
voluntarily retired under all of the Company's and a

Subsidiary's retirement plans applicable to such Executive.



"Severance Benefits" means the amounts payable, and benefits
- --------------------
to be made available, to a Participating Executive under

Paragraph 6 of the Plan and for the purposes of Paragraph 8 of the Plan shall include any amounts paid by the Company

pursuant to Paragraph 7 of the Plan.

"Severance Protection Period" means the period determined by the Committee, under Paragraph 5 of the Plan.



"Subsidiary" means (1) Midlantic Bank, National Association,
- ------------
(2) any other company (including without limitation a bank, a business corporation, a partnership, a limited liability

company or a joint venture) 50% or more of the voting

securities or other voting interests of which are directly or indirectly owned by Midlantic Corporation, (3) such other

companies, if any, as are designated as Subsidiaries by the

Committee and (4) the respective successors and assigns of

 Subsidiaries under clauses (1), (2) and (3).



"Termination Related Legal Fees" means legal fees and
- --------------------------------
disbursements incurred by the Participating Executive from

time to time in connection with his or her termination of

employment by the Designated Company, in connection with

termination of employment by the Participating Executive for

Good Reason or in connection with a judicial or administrative proceeding of the type referred to in Paragraph 11 of the

Plan.